Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 28, 2013 related to the consolidated financial statements of BSK Del Partner, L.P. for the year ended December 31, 2012, appearing in the Annual Report on Form 10-K of Strategic Hotels & Resorts, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 24, 2015